Exhibit 23.1


                              Accountant's Consent

     The Board of Directors
     Payless Cashways, Inc.:

     We consent to the incorporation by reference in the registration statement (No. 333-70557) on Form S-8 of Payless Cashways, Inc. of our report dated January 12, 2001, except as to Note I, which is as of January 31, 2001, relating to the balance sheets of Payless Cashways, Inc. as of November 25, 2000 and November 27, 1999, the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended November 25, 2000, and all related schedules, which report appears in the November 25, 2000 annual report on Form 10-K of Payless Cashways, Inc.

                                 /S/   KPMG  LLP

     February 16, 2001